Exhibit 99.1

FOR IMMEDIATE RELEASE

Celsius Holdings Delivers Record Annual Revenue of $52.6 Million, Up 45%

Driven by Robust North America Demand for Portfolio, up 62%

China Royalty License Agreement Closing Expected to Mitigate Risk and Recoup Investment of Over $10M

Boca Raton, FL (March 14, 2019) – (Nasdaq: CELH) Celsius Holdings Inc., maker of the leading global fitness drink, CELSIUS®, today reported financial results for the year and quarter ended December 31, 2018.

Full Year 2018 Financial and Business Highlights:

●	Revenue of $52.6 million, up 45% from $36.2 million in 2017

–	Domestic revenue increased 62% to a record $38.9 million, up from $24.1 million in 2017

–	International revenue increased 13% to $13.7 million, up from $12.1 million in 2017

●	Gross profit increased 37% to $21.1 million, up from $15.4 million in 2017

●	Net loss to common stockholders was $11.4 million, inclusive of $7.2 million net investment in Asia, compared to a net loss to common stockholders of $8.6 million, inclusive of $7.3 million net investment in Asia, in 2017

●	Non-GAAP Adjusted EBITDA* of $(6.3) million compared to $(5.5) million in 2017, Excluding Asia investments and one-time charges, Celsius delivered a non-GAAP adjusted EBITDA profit* of $2.2 million in 2018.

●	Continued domestic expansion with new high-profile launches including Target, CVS, and Food Lion with further expansion in Fitness, Military and Vending channels

●	Expanded China market to 47,000 locations in 63 cities with regional distribution through partnership with Qifeng Food Technology (Beijing) Co. Ltd. Effective January 1, 2019 the Company entered into a royalty license and repayment of investment agreement with Qifeng Food Technology (Beijing) Co., Ltd., which establishes a risk-mitigated method of capturing market share in China.

●	European markets were down 17% versus the prior year as a result of timing of promotional programs, new flavor launches, and our partner’s reduction of inventory carrying values.

Fourth Quarter 2018 Financial Highlights:

●	Revenue of $14.7 million, up 62% from $9.1 million in the year ago quarter

–	Domestic revenue increased 63% to a record $10.9 million, up from $6.7 million in the year ago quarter

–	International revenue increased 55% to $3.8 million, up from $2.4 million in the year ago quarter

●	Gross profit of $5.4 million, up 42% from $3.8 million in the year ago quarter

●	Net loss to common stockholders was $890,000 compared to a net loss to common stockholders of $5.3 million in the year ago quarter

●	Non-GAAP Adjusted EBITDA* was $785,000 compared to $(4.6) million in the year ago quarter

Subsequent to Year End:

●	Secured additional distribution agreements with partners in the Anheuser-Busch InBev, Keuring Dr. Pepper and MillerCoors networks, further expanding availability to new regions

●	Announced expansion into sporting goods channel with distribution at more than 250 DICK’S Sporting Goods locations nationwide

“The exponential growth in our portfolio set a new record in 2018, achieving revenue of $52.6 million, a 45% increase over last year,” said John Fieldly, President and Chief Executive Officer. “This strong momentum reflects the continued, growing market demand for healthy beverages and the execution of our strategy to expand placement of our products through numerous high-quality distribution points. This coupled with meaningful marketing initiatives in large markets that target health conscious consumers where they Live, Work and Play proved we have a winning product that consumers love and our mission is to get that product to more consumers, profitably.”

Fieldly added, “Our domestic business continues to thrive with growth in excess of 60%, reaching a record $38.9 million in revenue for 2018. This is the direct result of efforts to identify, target and successfully launch distribution relationships with high-profile, world-class retailers such as Target, CVS and 7-Eleven. At the same time, we are further expanding placements in our Fitness, Military and Vending channels to reach a large number of consumers in a broader variety of settings.”

“Consumer demand also remains strong in Asia where we have invested approximately $7.2 million in 2018 to secure our presence in one the largest and fastest growing markets in the world,” continued Fieldly. “We have established an infrastructure, including distribution, sales, marketing and operational logistics that will support exponential growth and have selected an experienced, regional partner to manufacture, market and commercialize our products in China. Through the royalty license and repayment of investment agreement entered into effective January 1, 2019 with Qifeng Food Technology (Beijing) Co., Ltd., we have established a risk-mitigated method of capturing market share in China and while recouping the capital we have invested in China to date, over a five-year period.”

“We are increasingly optimistic about our prospects for future growth at accelerated rates while operating near a cash flow breakeven range. As we gain scale, the company expects increased operating leverage driving tangible cash flow. We continue to see strong market demand with both retailers and distribution partners which has been further supported in 2019 with the addition of DICK’S Sporting Goods and Anheuser-Busch, PepsiCo, Keurig Dr. Pepper, and MillerCoors distribution network partners,” concluded Fieldly.

Year Ended December 31, 2018 compared to Year Ended December 31, 2017

Revenue

For the full year 2018, revenue was approximately $52.6 million, an increase of $16.4 million or 45% from $36.2 million in 2017. The revenue increase was mainly attributable to strong growth of 62% in North American sales to $38.9 million. In addition, revenues from Asian markets increased 438% to $4.3 million and revenues from European markets decreased 17% to $9.2 million from the 2017 period to the 2018 period. The net increase in revenues reflected was related to additional sales volume, as opposed to increases in product pricing.

Gross Profit

Gross profit was $21.1 million, or 40.0% of revenue, in the year ended December 31, 2018 compared to $15.4 million, or 42.7% of revenue, in 2017. The increase in gross profit from 2017 to 2018 was primarily attributable to the increases in sales volume, while the decrease in gross profit margin is mainly attributable to increases in freight, product and new account acquisition costs.

Operating expenses

Selling and marketing expenses for the year ended December 31, 2018 were $21.2 million compared to $16.6 million for the year ended December 31, 2017, an increase of 28%. The increase was primarily due to marketing program incentives, particularly in the China market, as well as investments in employee costs. General and administrative expenses for the year ended December 31, 2018 were $10.5 million compared to $6.9 million in 2017, an increase of 52%. As a result of the royalty license and repayment of investment agreement entered into effective January 1, 2019 with Qifeng Food Technology (Beijing) Co., Ltd., we anticipate that selling and marketing expenses in China will decrease in subsequent periods. The increase in general and administrative expense was primarily due to increased stock-based compensation expense, the settlement of a claim with a former distributor, increased employee costs and professional fees, which were partially offset by savings in other areas.

Other expense

Total other expense was $566,000 for the year ended December 31, 2018, up from $161,000 in 2017, mainly the result of a $377,000 loss on a debt extinguishment and amortization of discounts on notes payable.

Net Loss

As a result of the all above, for the year ended December 31, 2018, Celsius had a net loss of $11.2 million, and after giving effect to preferred stock dividends of $213,133, a net loss available to common stockholders of $11.4 million, or ($0.23) per basic and diluted share based on a weighted average of 50,050,696 shares outstanding. In comparison, for the year ended December 31, 2017 the Company had a net loss of $8.2 million, and after giving effect to preferred stock dividends of $365,995, a net loss available to common stockholders of $8.6 million or ($0.19) per share based on a weighted average of 44,419,162 shares outstanding.

Three Months Ended December 31, 2018 Compared to Three Months Ended December 31, 2017

Revenue

For the three months ended December 31, 2018, revenue was approximately $14.7 million, an increase of $5.5 million or 62% compared to $9.1 million for same period in the prior year. The increase was primarily due to strong growth in North American sales revenue, which accounted for $10.9 million. The Asian Markets also reflected an increase of 270% to $1.6 million in revenues when compared to the same period in the prior year. The European Markets also increased 9% to $2.1 million compared to the fourth quarter of 2017. The increase in revenues reflected additional sales volume, as opposed to increases in product pricing.

Gross profit

For the three months ended December 31, 2018, gross profit increased by approximately $1.6 million, or 42% to $5.4 million, from $3.8 million for the same quarter in 2017. In contrast, gross profit margins decreased to 37.1% for the three months ended December 31, 2018 compared to 41.6% for the 2017 quarter. The increase in gross profit dollars is mainly related to an increase in sales volume while the decrease in gross profit margins was mainly attributable to increases in new account promotional allowances, lower margins on Asia sales and provisional increases in freight and production costs.

Total Operating Expense

Selling and marketing expenses for the three months ended December 31, 2018 were $2.8 million, a decrease of $4.5 million, or 62%, from $7.3 million in the same quarter in 2017. The decrease is primarily due to decreases in Asia marketing investments, which was partially offset by increases in human resources and selling expense. As a result of the royalty license and repayment of investment agreement entered into effective January 1, 2019 with Qifeng Food Technology (Beijing) Co., Ltd., we anticipate that selling in marketing expenses in China will decrease in subsequent periods. General and administrative expenses for the three months ended December 31, 2018 were $3.1 million, an increase of approximately $1.4 million, or 87%, from $1.6 million for the three months ended December 31, 2017. The increase was primarily attributable to increased stock-based compensation expense, investments in human resources and increases in administration costs, which were partially offset by savings in other areas.

Total Other Expense

Total other expense increased to $443,000 for the three months ended December 31, 2018, up from $38,000 for the same period in 2017, mainly attributable to a $377,000 loss on extinguishment of debt.

Net Income (Loss)

As a result of the all above, for the three months ended December 31, 2018, Celsius had a net loss of $849,772, and after giving effect to preferred stock dividends of $43,639, a net loss available to common stockholders of $893,411 or ($0.02) per basic and diluted share based on a weighted average of 51,163,682 shares outstanding. In comparison, for the three months ended December 31, 2017, the company had a net loss of $5.2 million, and after giving effect to preferred stock dividends of $92,252, net loss available to common stockholders of $5.3 million or $(0.12) per basic and diluted share based on a weighted average of 45,691,566 shares outstanding.

Liquidity and Capital Resources

As of December 31, 2018, the company had cash of $7.7 million compared to $14.2 million as of December 31, 2017. The company had working capital of $20.2 million as of December 31, 2018 compared to $20.6 million as of December 31, 2017.

Cash used in operations during the year ended December 31, 2018 totaled $11.7 million. The company incurred a net loss of $850,000 during the three months ended December 31, 2018, increasing the accumulated deficit to $73.4 million as of December 31, 2018.

Conference Call

Management will host a conference call today, Thursday, March 14, 2019 at 10:00 am ET to discuss the results with the investment community.

To participate in the conference call, please call one of the following telephone numbers at least 10 minutes before the start of the call:

U.S.:	877-709-8150

International:	201-689-8354

An audio replay of the call will be available on the Company's website at https://www.celsiusholdingsinc.com/press-releases/.

Disclosures can be found on the Company's online disclosure portal at: https://www.celsiusholdingsinc.com/sec-filings/.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), founded in April 2004, is a global company with a proprietary, clinically proven formula for its brand CELSIUS®. Celsius Holdings, Inc. has a corporate mission to become the global leader of a branded portfolio consisting of proprietary, clinically proven innovations which offer significant health benefits. CELSIUS®' Original Line comes in nine delicious sparkling and non-carbonated flavors in sleek 12oz cans and is also available in single-serve powdered packets. CELSIUS®' Stevia Line is available in five refreshing flavors and the line is naturally caffeinated and naturally sweetened.

Our trainer-grade CELSIUS HEAT™ line offers an additional 100mg of caffeine over CELSIUS®, to total 300mg per can, and also contains 2,000mg of L-citrulline, a vasodilator. CELSIUS HEAT™ is sold in 16oz cans and is available in five carbonated flavors. CELSIUS HEAT™ is a thermogenic pre-workout drink and targets professional trainers, competitive athletes, the military and first responders. CELSIUS HEAT™ was developed for those seeking a trainer-grade version of CELSIUS® versus the Original Line, which is sold in a smaller can package and appeals to the masses as an active lifestyle brand.

CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten free and contains very little sodium. CELSIUS® is sold nationally at fitness clubs, 7-Eleven, Sprouts, The Fresh Market and key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw's, Food Lion, CVS and many others.

CELSIUS®' functional claims are backed by six published university studies. The first study was conducted in 2005 and additional studies from the University of Oklahoma were conducted over the next five years. The studies were published in peer-reviewed journals and validate the unique benefits that CELSIUS® provides. For more information, please visit www.celsiusholdingsinc.com.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings’ future results of operations and/or financial position, or state other forward-looking information. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings’ actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings has filed previously with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

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Celsius Holdings, Inc.

Consolidated Balance Sheets

	December 31, 2018 (1)	December 31, 2017 (1)
ASSETS

Current assets:
Cash	$7,743,181	$14,186,624
Accounts receivable, net	12,980,396	6,375,658
Inventories, net	11,482,701	5,305,505
Prepaid expenses and other current assets	2,299,375	1,180,444
Total current assets	34,505,653	27,048,231

Property and equipment, net	121,854	62,642
Total Assets	$34,627,507	$27,110,873

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$14,845,211	$6,311,824
Accrued preferred dividend	—	133,883
Other current liabilities	19,933	17,921
Total current liabilities	14,865,144	6,463,628

Long-term liabilities:
Revolving line of credit-note payable-related party	3,500,000	3,500,000
Note payables-related party	4,459,381	—
Total Liabilities	22,824,525	9,963,628

Stockholders’ Equity:
Preferred Stock, $0.001 par value; 2,500,000 shares authorized, zero and 6,760 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	—	7
Common stock, $0.001 par value; 75,000,000 shares authorized, 57,002,508 and 45,701,593 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	57,003	45,702
Additional paid-in capital	85,153,667	79,101,824
Accumulated other comprehensive loss	(26,997)	(39,378)
Accumulated deficit	(73,380,691)	(61,960,910)
Total Stockholders’ Equity	11,802,982	17,147,245
Total Liabilities and Stockholders’ Equity	$34,627,507	$27,110,873

(1) Derived from Audited Financial Statements

Celsius Holdings, Inc.

Consolidated Statements of Operations

	For the three months		For the year
	ended December 31,		ended December 31,
	(Unaudited)		Audited (1)
	2018	2017	2018	2017
Revenue	$14,680,367	$9,140,941	$52,603,986	$36,164,064
Cost of revenue	9,235,873	5,334,589	31,543,608	20,733,387
Gross profit	5,444,494	3,806,352	21,060,378	15,430,677

Selling and marketing expenses [1]	2,794,294	7,338,162	21,213,530	16,611,369
General and administrative expenses	3,057,012	1,637,581	10,487,592	6,899,275
Total operating expense	5,851,306	8,975,743	31,701,122	23,510,644

Loss from operations	(406,812)	(5,169,391)	(10,640,744)	(8,079,967)

Other Expense:

Interest expense	(51,465)	(38,421)	(174,409)	(160,616)
Loss on Debt Extinguishment	(377,048)	—	(377,048)	—
Amortization of Discount on Notes Payable	(14,447)	—	(14,447)	—
Total Other Expense	(442,960)	(38,421)	(565,904)	(160,616)

Net Loss	(849,772)	(5,207,812)	(11,206,648)	(8,240,583)

Preferred stock dividend – other	(43,639)	(92,252)	(213,133)	(365,995)
Net Loss available to common stockholders	$(893,411)	$(5,300,064)	$(11,419,781)	$(8,606,578)

Weighted average shares outstanding	51,163,682	$45,691,566	50,050,696	44,419,162
Loss per share, basic and diluted	$(0.02)	$(0.12)	$(0.23)	$(0.19)

(1) Derived from Audited Financial Statements

Celsius Holdings, Inc.

Reconciliation of Non-GAAP Financial Measure

	Three months ended Dec 31,		Twelve months ended Dec 31,
	2018	2017	2018	2017
Net income (loss) available to common stockholders (GAAP measure)	(893,411)	(5,300,064)	(11,419,781)	(8,606,578)
Add back:
Depreciation and amortization expense	16,562	5,618	51,205	20,425
Net interest expense	51,465	35,661	174,409	160,616
Preferred stock dividend	43,639	92,250	213,133	365,995
Stock-based compensation	1,190,019	600,727	4,293,797	2,569,042
Loss on Debt Extinguishment	377,048		377,048
Non-GAAP Adjusted EBITDA	785,322	(4,565,808)	(6,310,189)	(5,490,500)
Non-recurring one-time charges:
Inventory write-down, Priority Testing & Label artwork change fees	183,042	—	183,042	194,040
Label artwork change fees	—	—	—	41,321
Recruiting fees	67,250	51,320	100,583	164,697
CEO retirement compensation	—	—	—	422,659
Legal settlement		—	1,019,600	—
Total non-recurring one-time charges	250,292	51,320	1,303,225	822,717
Non-GAAP Adjusted EBITDA excluding one-time charges	1,035,614	(4,514,488)	(5,006,964)	(4,667,783)
Net Asia investment	(899,749)	5,219,727	7,192,928	7,340,980
Net Non-GAAP Adjusted EBITDA excluding net Asia investment*	135,865	705,239	2,185,964	2,673,197

*The Company reports financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), but believe that disclosure of adjusted EBITDA, a non-GAAP financial measure, may provide users with additional insights into operating performance.